UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 2, 2005

AETRIUM INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	0-22166	41-1439182

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2350 Helen Street
North St. Paul, Minnesota		55109

(Address of Principal Executive Offices)		(Zip Code)

(651) 770-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

     On June 2, 2005, the Board of Directors of Aetrium Incorporated accelerated the vesting of 22,500 unvested and “out-of-the-money” stock options held by each of the Company’s three independent directors. The options would have otherwise vested over the next thirty months and have an exercise price of $2.76 per share. All of the accelerated options were granted under the Company’s 2003 Stock Incentive Plan.

     The Board of Directors determined that the acceleration was in the best interests of the Company to enhance the incentive of the affected options and to provide greater flexibility to the Company for future grants of share based incentives as Statement of Financial Accounting Standards No. 123(R) (Share-Based Payment), requiring expensing of share based incentives, becomes effective. The acceleration is intended to enable the Company to avoid recognizing compensation expense associated with these options in future periods following its planned adoption of FAS No. 123(R) in January 2006.

     FAS No. 123(R) requires companies to recognize the grant-date fair value of stock options as an expense in the income statement for all options issued after the adoption date, and, under certain transition rules to be followed by the Company, to recognize expense in future periods for options granted prior to the adoption date, to the extent that they remain unvested at the time of adoption.

     The Company currently applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (Accounting for Stock Issued to Employees). Under APB 25, the acceleration of these options will not result in recognition of share-based compensation expense because the exercise price was in excess of the market price at the time of the acceleration.

     The Company is also hereby correcting its Current Report on Form 8-K dated May 25, 2005 to reflect that the Compensation Committee of the Board of Directors of the Company accelerated the vesting of a total of 455,447 options on that date, which would have otherwise vested over the next thirty to forty-one months, and that, as noted above, the Company plans to adopt FAS No. 123(R) effective January 2006.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETRIUM INCORPORATED
By:	/s/ DOUGLAS L. HEMER
Douglas L. Hemer
Chief Administrative Officer and Secretary

Dated: June 2, 2005